Exhibit 99.1

Monday, October 31, 2016

HomeTown Bankshares Corporation Reports Strong Growth

YTD Revenues up 10% over 2015

●	Solid Operating Performance
o	Q3 Core Revenue of $5.7 million, up 10% from $5.2 million in 2015
o	Net Income for Q3 of $903,000 for 2016 vs. $855,000 for 2015
o

Q3 Net Income available to common shareholders of $903,000 increased 40% or $258,000 due mostly to the elimination of a $210,000 preferred stock dividend with the Company’s conversion of outstanding preferred stock to common stock on June 29, 2016

o	Diluted EPS of $0.16 for the third quarter of 2016 vs. $.15 per share for Q3 of 2015
o	YTD Core Revenue of $16.3 million, up $1.3 million or 9% over 2015
o	Core noninterest Income thru third quarter 2016 up 11% over prior year 2015
o	Earnings for the first nine months of $1.93 million vs. $2.49 million in 2015 due to non-recurring charge(s) in Q2 of 2016.

●	Strong Loan and Deposit Growth
o	Total Loans of $404 Million at September 30, 2016
■	Up $37 million or 13% annualized for the first three quarters of 2016
■	Up $44 million or 12% since September 30, 2015
o	Core Deposits of $398 Million at September 30, 2016
■	Increased $43 million or 12% for the first three quarters of 2016
■	Increased $47 million or 13% since September 30, 2015
o	Year-over-year Non-Core Deposits were favorably reduced by 18%

●	Credit Quality Remains Strong
o	Q3 annualized net charge-offs of 0.02% vs. 0.00% in Q3 2015
o	YTD net annualized charge-offs of 0.25% vs. .01% of for 2015
o	Non-performing assets to total assets improved to 1.03% vs. 1.51% in 2015
o	Including restructured loans, non-performing assets were 2.25% of total assets at September 30, 2016 vs. 2.89% in 2015
o	Nonaccrual loans remained low at 0.23% of total loans at September 30, 2016 vs. 0.12% of total loans at September 30, 2015
o	Past due accruing loans also remained at historical low levels of 0.12% of total loans at September 30, 2016 vs. 0.37% at September 30, 2015

●	Well Capitalized with Improved Capital Ratios
o	At September 30, 2016, Total Risk-Based Capital amounted to 12.9% with Tier 1 Risk-Based Capital of 12.1% and a Tier 1 Leverage Ratio of 10.6% vs. 12.1%, 11.3%, and 9.7%, respectively, in 2015
o	Return on Assets (ROA) of 0.70% for the third quarter and 0.52% for the first nine months of 2016 vs. 0.74% and .75%, respectively, for 2015
o	Return on Equity (ROE) of 7.54% for the third quarter and 5.45% for the first nine months of 2016 vs. 7.54% and 7.51%, respectively, for 2015
o	Efficiency Ratio of 71.0% for the first nine months of 2016 vs. 71.02% for 2015

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News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Vance W. Adkins, Executive Vice President & CFO, (540) 278-1702

HomeTown Bankshares Corporation Reports Continued Strong Growth through the Third Quarter of 2016

Roanoke, VA (October 31, 2016) – HomeTown Bankshares Corporation, the parent company of HomeTown Bank, generated net income of $903,000, a 6% increase for the third quarter ended September 30, 2016 on a 10% increase in revenues over a comparable period in 2015. Net income available to common shareholders increased 40% over the third quarter of 2015 mostly due to the elimination of preferred dividends of $210,000 beginning July 1, 2016. The elimination of dividends resulted from the Company’s conversion of preferred stock to common stock on June 29, 2016. A net profit of $0.16 per diluted common share was realized for the third quarter of 2016 vs. $0.15 per diluted common share for the third quarter of 2015, after being restated for a 4% stock dividend distributed on July 11, 2016.

Net income for the first nine months of 2016 amounted to $1.52 million or $0.26 per diluted common share. Net income was $340,000 less than the $1.86 million or $0.44 per diluted common share that was earned during the first nine months of 2015, after being restated for the 4% stock dividend. The reduction in year-to-date earnings was mostly due to an expiration of stock options in April of this year as well as provisions for loan losses being made during 2016 vs. no provision in 2015.

Core non-interest income increased 18% to $792,000 in the third quarter of 2016 and amounted to $2.06 million for the nine months ended September 30, 2016 vs. $669,000 and $1.86 million, respectively, during the same period of 2015. The primary growth in non-interest income was revenue generated from continued strong core checking account growth during 2016 as well as a strong increase in mortgage lending and merchant services during the third quarter and year-to-date.

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“We are very pleased with the strong growth in revenues and net income available to shareholders during the third quarter of 2016 with the elimination of preferred dividends on July 1, 2016, stated Susan Still, President and CEO. “Continued, strong growth in core deposits and the loan portfolio coupled with a sizable increase in non-interest income contributed to the improvement in earnings.” she continued.

Revenue

Total core revenue for the third quarter was up 10% to $5.7 million while total core revenue for the nine months ended September 30, 2016 up 9% to $16.3 million, $1.3 million ahead of the first nine months of 2015. Higher core revenues reflected increases in both net interest income and non-interest income and exclude gains on sales of investments. Growth in commercial lines and loans, commercial real estate loans, personal lines and loans, as well as non-interest income from treasury and merchant services, title insurance and mortgage income contributed to the increase in total revenue.

Net Interest Income

Net interest income in the third quarter 2016 increased $215,000 to $4.11 million over the third quarter of 2015 with a $154,000 increase from $3.96 million earned from the second quarter of 2016. Net interest income was up $544,000 to $12.0 million or 5% for the first nine months of 2016 vs. $11.4 million over a comparable period in 2015. Higher loan volume helped to offset lower interest rates on loans and increased sub-debt interest expense for the first three quarters of 2016. As anticipated, the cost of our $7.5 million capital raise in December 2015 has had a near-term impact on earnings and our net interest margin while the continued growth in interest income from new loans and investments surpasses the interest expense incurred. Accordingly, a 6 basis point decline was realized in the net interest margin during the third quarter of 2016 from 3.55% in the second quarter to 3.49% at September 30, 2016 with a year-over-year decline of 28 basis points from 3.77% for the first nine months of 2015 vs. 3.49% at September 30, 2016.

Noninterest Income

Core noninterest income increased 18% to $792,000, net of securities gains, in the third quarter 2016 while noninterest income of $2.1 million was realized for the first nine months of 2016, up 11% from $1.9 million realized for the a comparable period in 2015, also net of securities gains. The primary increase for 2016 was continued growth in service charges from new deposit relationships, ATM and interchange income, title insurance, merchant income, and mortgage income.

Noninterest Expense

Noninterest expense increased $149,000 in the third quarter 2016 from the prior quarter due primarily to a 23% reduction in deferred loan costs from the prior quarter. Noninterest expense increased during the first nine months of 2016 compared to 2015 due primarily to cost increases in salaries and benefits for additions to our two new lines of business, Private Wealth and Merchant Services, in addition to increased staffing to support new account growth.

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Balance Sheet

Total assets grew to $508 million at September 30, 2016 from $479 million at December 31, 2015. The capital ratios improved from the increase in earnings and remained well above regulatory standards for well-capitalized banks through September 30, 2016.

Loans

Annualized loan growth was 13% for the first nine months of 2016, a 12% increase or $44 million over the twelve months since September 30, 2015 to $404 million. Loan growth was driven by commercial real estate, commercial and industrial lines and term loans as well as consumer lines and loans.

Deposits

Total core deposits were up $43 million or 15% on an annualized basis for the first nine months of 2016 while core deposit growth was up $47 million or 13% over September 30, 2015. Strong core deposit growth was achieved again in 2016 by strong growth in commercial and consumer banking relationships.

Capital

Total stockholders’ equity increased $2.7 million through September 30, 2016 over the previous year. HomeTown Bank’s Total capital ratio, Common equity tier 1 capital, Total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios were 12.1%, 12.9%, 12.1%, and 10.6%, respectively. All ratios continue to exceed the current regulatory standards for well-capitalized institutions. Book value per common share amounted to $8.30 at September 30, 2016 vs. $7.97 at September 30, 2015, on a fully diluted basis.

With the conversion of HMTA Preferred Stock on June 29, 2016, capital will no longer decrease with the reduction in quarterly dividends paid of approximately $200,000 per quarter beginning July 1, 2016.

Asset Quality

Loan quality remained solid thru the first nine months ended September 30, 2016.

Nonperforming Assets

OREO balances decreased significantly - $963,000 or 18% during the first nine months 2016 and $2.4 million or 36% since September 30, 2015. This resulted in a decline in non-performing assets, excluding performing restructured loans, to 1.03% of total assets at September 30, 2016 vs. 1.51% at September 30, 2015. Non-performing assets, including restructured loans, were also down from 2.89% of total assets at September 30, 2015 to 2.25% at September 30, 2016.

Past Due and Nonaccrual Loans

Nonperforming loans, excluding performing, restructured loans, of $935,000 were 0.23% of total loans at September 30, 2016 vs. $436,000 or 0.12% of total loans at September 30, 2015. Past due accruing loans amounted to 0.07% of total loans at September 30, 2016 vs. 0.33% in 2015 while nonaccruals increased to .29% of total loans during the third quarter of 2016 from .15% of total loans at September 30, 2015. Net charge-offs to average loans outstanding at September 30, 2016 were very low at 0.02% for the quarter and 0.25% for the first nine months of 2016.

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Allowance for Loan Losses

The Company’s Allowance for Loan Losses amounted to $3.54 million or .88% of total loans at September 30, 2016 vs. $3.30 million and 0.90% of total loans at December 31, 2015, and $3.31 million and .92% of total loans at September 30,

2015.

“The level of bank owned real estate was reduced significantly during the first nine months of 2016 and over the past year,” stated Still. “Our ongoing focus will remain on maintaining low levels of non-performing loans and past dues and continuing to prudently reduce the level of bank owned real estate over the remainder of 2016,” she said.

* * *

Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for quarter ending September 30, 2016)

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HomeTown Bankshares Corporation
Consolidated Condensed Balance Sheets
September 30, 2016; December 31, 2015; and September 30, 2015

	September 30,	December 31	September 30,
In Thousands	2016	2015	2015
	(Unaudited)
Assets			(Unaudited)
Cash and due from banks	$21,264	$28,745	$30,377
Federal funds sold	1,033	1,329	1,675
Securities available for sale, at fair value	54,085	52,544	50,686
Restricted equity securities, at cost	2,213	2,535	2,694
Loans held for sale	294	1,643	394
Total loans	403,915	367,358	360,160
Allowance for loan losses	(3,544)	(3,298)	(3,313)
Net loans	400,371	364,060	356,847
Property and equipment, net	13,543	14,008	14,658
Other real estate owned, net	4,274	5,237	6,708
Other assets	10,635	9,284	8,934
Total assets	$507,712	$479,385	$472,973

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$88,716	$77,268	$81,450
Interest-bearing	351,278	322,278	318,777
Total deposits	439,994	399,546	400,227
Federal Home Loan Bank borrowings	9,000	22,000	24,900
Subordinated notes	7,217	7,194	-
Other borrowings	1,126	2,361	861
Other liabilities	2,093	1,893	1,448
Total liabilities	459,430	432,994	427,436

Stockholders’ Equity:
Preferred stock	-	12,893	13,293
Common stock	28,781	16,801	16,481
Surplus	17,810	15,484	15,369
Retained surplus (deficit)	657	443	(407)
Accumulated other comprehensive income	611	396	434
Total HomeTown Bankshares Corporation stockholders’ equity	47,859	46,017	45,170
Noncontrolling interest in consolidated subsidiary	423	374	367
Total stockholders’ equity	48,282	46,391	45,537
Total liabilities and stockholders’ equity	$507,712	$479,385	$472,973

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HomeTown Bankshares Corporation
Consolidated Condensed Statements of Income
For the Three and Nine Months Ended September 30, 2016 and 2015

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
In Thousands, Except Share and Per Share Data	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Loans and fees on loans	$4,523	$4,173	$13,116	$12,119
Taxable investment securities	209	170	614	552
Nontaxable investment securities	93	100	295	303
Other interest income	65	46	180	132
Total interest income	4,890	4,489	14,205	13,106
Interest expense:
Deposits	588	490	1,629	1,403
Other borrowed funds	188	100	623	294
Total interest expense	776	590	2,252	1,697
Net interest income	4,114	3,899	11,953	11,409
Provision for loan losses	111	-	979	-
Net interest income after provision for loan losses	4,003	3,899	10,974	11,409
Noninterest income:
Service charges on deposit accounts	178	128	496	362
ATM and interchange income	176	148	491	416
Mortgage banking	251	161	607	539
Gains on sales of investment securities	43	12	257	52
Other income	187	232	468	542
Total noninterest income	835	681	2,319	1,911
Noninterest expense:
Salaries and employee benefits	1,772	1,641	5,095	4,801
Occupancy and equipment expense	439	441	1,317	1,325
Advertising and marketing expense	127	198	345	607
Professional fees	135	80	352	303
(Gains), losses on sales, writedowns of other real estate owned, net	-	140	91	140
Other real estate owned expense	25	35	72	105
Other expense	988	802	2,841	2,387
Total noninterest expense	3,486	3,337	10,113	9,668
Net income before income taxes	1,352	1,243	3,180	3,652
Income tax expense	416	381	1,203	1,108
Net income	936	862	1,977	2,544
Less net income attributable to non-controlling interest	33	7	49	50
Net income attributable to HomeTown Bankshares Corporation	903	855	1,928	2,494
Effective dividends on preferred stock	-	210	408	630
Net income available to common stockholders	$903	$645	$1,520	$1,864
Basic earnings per common share	$0.16	$0.19*	$0.36	$0.54
Diluted earnings per common share	$0.16	$0.15*	$0.26	$0.44*
Weighted average common shares outstanding	5,763,944	3,428,085*	4,279,821	3,426,467*
Diluted average common shares outstanding	5,774,086	5,668,085*	5,776,632	5,666,467*
*Restated for the 4% stock dividend distributed July 11, 2016

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HomeTown Bankshares Corporation	Three	Three	Nine	Nine
Financial Highlights	Months	Months	Months	Months
In Thousands, Except Share and Per Share Data	Ended	Ended	Ended	Ended
	Sep 30	Sep 30	Sep 30	Sep 30
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
PER SHARE INFORMATION
Book value per share, basic	$8.30	$9.30 *	$8.30	$9.30 *
Book value per share, diluted	$8.30	$7.97 *	$8.30	$7.97 *
Earnings (loss) per share, basic	$0.16	$0.19 *	$0.36	$0.54 *
Earnings (loss) per share, diluted	$0.16	$0.15 *	$0.26	$0.44 *
* Restated for the 4% stock dividend distributed July 11, 2016

PROFITABILITY
Return on average assets	0.70%	0.74%	0.52%	0.75%
Return on average shareholders' equity	7.54%	7.54%	5.45%	7.51%
Net interest margin	3.49%	3.77%	3.55%	3.80%
Efficiency	70.54%	69.23%	71.00%	71.02%

BALANCE SHEET RATIOS
Total loans to deposits	91.80%	89.99%	91.80%	89.99%
Securities to total assets	11.09%	11.29%	11.09%	11.29%
Common equity tier 1 ratio BANK ONLY	12.1%	11.3%	12.1%	11.3%
Tier 1 capital ratio BANK ONLY	12.1%	11.3%	12.1%	11.3%
Total capital ratio BANK ONLY	12.9%	12.1%	12.9%	12.1%
Tier 1 leverage ratio BANK ONLY	10.6%	9.7%	10.6%	9.7%

ASSET QUALITY
Nonperforming assets to total assets	1.03%	1.51%	1.03%	1.51%
Nonperforming assets, including restructured loans, to total assets	2.25%	2.89%	2.25%	2.89%
Net charge-offs to average loans (annualized)	0.02%	0.00%	0.25%	0.01%
Composition of risk assets: (in thousands)
Nonperforming assets:
Nonaccrual loans	$935	$436	$935	$436
Other real estate owned	4,274	6,708	4,274	6,708
Total nonperforming assets, excluding performing restructured loans	5,209	7,144	5,209	7,144
Restructured loans, performing in accordance with their modified terms	6,237	6,523	6,237	6,523
Total nonperforming assets, including performing restructured loans	$11,446	$13,667	$11,446	$13,667
Allowance for loan losses: (in thousands)
Beginning balance	$3,449	$3,313	$3,298	$3,332
Provision for loan losses	111	-	979	-
Charge-offs	(21)	(27)	(806)	(60)
Recoveries	5	27	73	41
Ending balance	$3,544	$3,313	$3,544	$3,313

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